Exhibit 99.1

Banc of California, Inc. Declares Quarterly Dividend
on Series C Preferred Stock

IRVINE, Calif., (August 19, 2014) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly dividend of $0.50 per depository share on its 8.00% Series C Perpetual Preferred Stock.  The dividend will be payable on September 15, 2014 to stockholders of record as of August 29, 2014.

The Company’s Series C Preferred Stock is traded on the New York Stock Exchange under the “BANC PRC” symbol.

About Banc of California, Inc.
Since 1941, Banc of California, Inc. (NYSE:BANC) through its banking subsidiary Banc of California, National Association, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $4 billion in consolidated assets and more than 80 banking locations.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:	Media Inquiries:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com